Exhibit 10.4
Employment Agreement
     This Employment Agreement (this “Agreement”) is entered into as of December 7, 2009 (the “Effective Date”) between Portrait Innovations, Inc., a Delaware corporation (“Company”), and Robert Venetucci, a resident of New Jersey (“Employee”).
ARTICLE I
POSITION
     Subject to the terms hereof, Company will employ Employee, and Employee will serve Company in the capacity of Executive Vice President and Chief Technology Officer. Employee will report directly to the Chief Executive Officer of the Company.
ARTICLE II
DUTIES
     Employee will perform various duties consistent with his title as determined by the Chief Executive Officer of Company, including, without limitation, managing all Company information and technology business functions, hardware, software applications, systems and employees. Employee acknowledges and agrees that he is employed solely by the Company and that he may be asked in the course of his duties for the Company to perform services for the benefit of other Company Group Members (as defined below).
ARTICLE III
SERVICE
     Except during Vacation Days, Company holidays, any periods of illness and authorized leaves of absence (each, an “Authorized Absence”), Employee will devote substantially all of his working time and efforts to the business and affairs of the Company. Employee shall work at the corporate headquarters of the Company no less than three business days of each week during Employee’s employment with the Company (the “In-Office Days”), with Employee working from his primary residence each of the remaining business days of such week (“At-Home Days”). Employee shall, in good faith and taking into account his duties hereunder, choose which days of each week during his employment will be In-Office Days.
ARTICLE IV
TERMS OF EMPLOYMENT
     4.1. At-Will Employment. Company and Employee hereby agree that Employee’s employment with the Company shall be at-will and that Employee’s employment with Company may be terminated at any time, for any reason or for no reason, subject to the terms hereof. Nothing in this Agreement shall be construed as a commitment, guarantee, agreement or understanding of any kind or nature that Company will continue to employ Employee, nor will this Agreement affect in any way the right of Company to terminate Employee’s employment at any time and for any reason (unless otherwise agreed to by the parties separately in writing). Employee acknowledges and agrees that he is an “at-will” employee.

     4.2. Term of Agreement. This Agreement shall be effective as of the Effective Date and continue until the third anniversary of the Effective Date (the “Initial Term”) and shall automatically renew for successive one-year terms (each, a “Renewal Term”), unless, in each case, otherwise terminated as provided in Article VI of this Agreement. During any Renewal Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 9.8.
ARTICLE V
COMPENSATION AND BENEFITS
     5.1. Base Salary. Company agrees to pay Employee an annual salary of $162,750 (“Base Salary”). Employee’s Base Salary will be payable as earned in accordance with Company’s customary payroll practice and shall be subject to customary withholding. Employee’s Base Salary shall be reviewed for increase on an annual basis at the beginning of each fiscal year, with the first such Base Salary increase review date being February 1, 2010 and therafter beginning with the fiscal year starting date in each subsequent year in accordance with Company’s standard employee review and compensation practices. Any Base Salary adjustment shall be consistent with the percentage (%) increase adjustments for all Company Corporate Officers and/or Executives as a group and in all cases, Base Salary increases shall be determined pursuant to such practices at the sole and absolute discretion of the Company.
     5.2. Additional Benefits. Employee will be eligible to participate in benefit plans of general application to the employees of Company as they may be established and modified from time to time, including the Company’s Health Reimbursement Arrangement, Group Life Insurance Plan and 401(k) Plan (“Benefits”). In addition to the paid holidays of Company, Employee is eligible for fifteen (15) days of paid vacation (each, a “Vacation Day”) during each fiscal year of employment. Employee will be eligible for an additional Vacation Day for each full fiscal year for which Employee remains employed by the Company provided however, that in no event shall Employee be eligible for more than twenty (20) Vacation Days in any fiscal year. Employee shall not carry over unused Vacation Days from one fiscal year to any subsequent fiscal year, with any Vacation Day not used in the fiscal year in which it is earned being forfeited by Employee.
     5.3. Expenses. Except with respect to expenses described in Section 5.4, Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the business of Company (“Expenses”), provided that such expense reimbursements are in accordance with the policies of the Company and are properly documented.
     5.4. Weekly Travel Expenses. The Company shall, in connection with Employee’s In-Office Days, pay for (i) one round trip coach airline ticket from New Jersey to Charlotte, North Carolina. Employee shall, in good faith and taking into account his duties hereunder, choose an early AM arrival flight to Charlotte from New Jersey and a late PM departure flight from Charlotte back to New Jersey.(ii) two nights hotel accommodations (including breakfast) at the Ayrsley Hilton Garden Inn, or other comparable hotel determined by Company and agreeable to Employee; (iii) the Ayrsley Hilton Garden Inn airport shuttle service, or other comparable airport transportation determined by Company; and (iv) a three (3) day car rental or Company car to be arranged by Company (collectively, the “Weekly Travel Expenses”). Employee shall use his best efforts to notify the Company of the In-Office Days relating to each week no less than two weeks in advance of such week.
     5.5. Bonus. Employee shall be eligible to participate in Company’s Annual Corporate Bonus Plan, and shall have the ability to earn an annual bonus of up to thirty percent (30%) of his Base Salary (each, an “Annual Bonus”). Each Annual Bonus shall be based on (i) Company’s achievement of annual, fiscal year performance goals and (ii) Employee’s achievement of annual, fiscal year individual performance goals, in each case, to be established in advance by the Chief Executive Officer in consultation with Employee in connection with Company’s annual budgetary process. Employee will be entitled to an Annual Bonus, prorated for fiscal 2009, (less applicable withholding taxes) in April of the year following the year to which such Annual Bonus relates.
     5.6. Stock Options. No later than thirty (30) days after Employees employment start date, Employee shall be issued options to purchase 40,000 shares of the common stock of Portrait Innovations Holding Company, (prior to any potential FY 2009 stock split) a Delaware corporation (“Holdings”), at an exercise price of $8.92 per share (the “Stock Options”), in consideration for his services hereunder. The Stock Options will be issued pursuant to the stock option plan of Holdings in effect at that time (the “Plan”), and shall at all times be subject to the Plan, as it may be amended from time to time, and this Agreement. The Stock Options will be subject to annual vesting at the rate of 20% per year.
ARTICLE VI
TERMINATION
     6.1. Events of Termination. Employee’s employment with Company shall terminate upon any of the following:
     (i) the effective date of a written notice by Company to Employee stating Company’s determination to terminate Employee for Cause (as defined in Section 6.2) (“Termination for Cause”);
     (ii) the effective date of a written notice by Company to Employee stating Company’s determination, made in good faith and based upon the advice of competent medical personnel reasonably acceptable to Employee, that the Company is terminating Employee due to his Permanent Disability (as defined in Section 6.3) (“Termination for Disability”);
     (iii) Employee’s death (“Termination upon Death”);
     (iv) the effective date of a notice to Employee stating that Company is terminating his employment without Cause, which notice can be given by Company at any time after the Effective Date at Company’s sole discretion, for any reason or for no reason (“Termination without Cause”); or
     (v) the effective date of a notice delivered by Employee to Company stating that Employee is electing to terminate his employment with Company; provided that, such effective date shall be no earlier than one (1) month from the date Employee delivers such notice to Company unless otherwise determined by Company (“Resignation”).
     6.2. “Cause” Defined. For purposes of this Agreement, “Cause” shall mean:
     (i) Employee’s conviction of, or plea of nolo contendere to, any crime constituting a felony, or a misdemeanor which involves Employee’s fraud, theft, embezzlement, dishonest acts or similar matters;
     (ii) any refusal by Employee to perform his duties under this Agreement or to obey the lawful directives of the individuals to whom Employee reports or the Company;
     (iii) Employee’s negligence, willful misconduct (including fraud, embezzlement or misappropriation), or willful malfeasance in connection with Employee’s services hereunder;
     (iv) Employee’s violation of any written policy of any Company Group Member relating to equal employment opportunity, discrimination, harassment or retaliation;
     (v) Employee’s working under the influence of illegal drugs or alcohol, except, in the case of alcohol, for industry-related social events and client development, or
     (vi) Employee’s breach of any covenant, representation or warranty contained in this Agreement.
     6.3. “Permanent Disability” Defined. For purposes of this Agreement, “Permanent Disability” shall mean Employee has been (or will be) unable to substantially render the services to be provided by Employee to Company for a period of more than ninety (90) days in any consecutive one-hundred eighty (180) day period with such accommodations as required by law Employee shall cooperate with Company if a question arises in determining whether a Permanent Disability exists (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Board and reasonably acceptable to Employee and authorizing such medical doctor or such other health care specialist to discuss Employee’s condition with the Board).
ARTICLE VII
EFFECT OF TERMINATION
     7.1. Termination for Cause; Disability; Death; Resignation. In the event of any termination of Employee’s employment pursuant to Section 6.1(i) (Termination for Cause), Section 6.1(ii) (Termination for Disability), Section 6.1(iii) (Termination upon Death) or Section 6.1(v) (Resignation):
     (i) Company shall pay to Employee the Base Salary, Expenses and Weekly Travel Expenses otherwise payable to Employee under Sections 5.1, 5.3 and 5.4 through the effective date of termination;
     (ii) Employee’s rights under Company’s benefit plans of general application shall be determined under the provisions of those plans; and

     (iii) Employee shall forfeit the right to receive any Annual Bonus, regardless of the period to which such Annual Bonus relates; provided, however, that in the event of a termination pursuant to Section 6.1(ii) (Termination for Disability) or Section 6.1(iii) (Termination upon Death), Employee shall remain entitled to any Annual Bonus earned for the calendar year prior to the year of termination but which remains unpaid as of the date of termination.
     7.2. Termination without Cause. In the event of termination of employment pursuant to Section 6.1(iv) (Termination without Cause):
     (i) Company shall pay to Employee the Base Salary, Expenses and Weekly Travel Expenses otherwise payable to Employee under Sections 5.1, 5.3 and 5.4 through the effective date of termination;
     (ii) Company shall pay to Employee severance pay, subject to all authorized or legally required withholdings, in an amount equal to 50% of one (1) year’s annual Base Salary. Such payments shall begin at the regularly scheduled payroll date next following the effective date of any release agreement executed as provided for herein, and shall be made, in accordance with Company’s normal payroll policies and practices, at the regularly scheduled payroll dates until the total amount of such severance pay has been paid in full;
     (iii) Employee’s rights under Company’s benefit plans of general application shall be determined under the provisions of those plans; and
     (iv) Company shall pay to Employee an Annual Bonus for the year of termination through the date of termination on a prorated basis based upon performance for the year of termination relative to the previously approved goals determined in accordance with Section 5.5. The extent to which the agreed upon goals have been achieved and the method of proration shall be determined by Company in good faith. Notwithstanding the foregoing, Employee shall not be entitled to a prorated Annual Bonus for any calendar year if the effective date of his termination is on or prior to July 31 of such year. Employee shall remain entitled to any Annual Bonus earned for the calendar year prior to the year of termination but which remains unpaid as of the date of termination.
     Notwithstanding anything in this Section 7.2 to the contrary, Employee may be required to sign a general release of the Company Group, at the discretion of Company and with the form of such release to be reasonably acceptable to Company, and failure of Employee to execute and deliver such release to Company within ten (10) business days of the effective date of such Termination without Cause shall result in the forfeiture of (A) Employee’s right to receive any severance pay pursuant to Section 7.2(ii), (B) Employee’s right to receive any Annual Bonus pursuant to 7.2(iv) and (C) any Stock Options of Employee, whether vested or unvested.
ARTICLE VIII
CONFIDENTIALITY
     8.1. Restrictive Covenants.
     8.1.1. Employee acknowledges that the Company Group at considerable expense has purchased and developed valuable goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of the Company Group and that Employee’s position with Company is such that Employee will have access to and knowledge concerning such rights, which if used other than for the benefit of the Company Group, would significantly injure Company and the Company Group. Accordingly, and in consideration of the mutual promises contained herein and in order to protect the goodwill and going concern value of Company, Employee covenants for the benefit of Company, Holdings and their affiliates (collectively, the “Company Group” and each a “Company Group Member”), that, during the period commencing on the Effective Date and terminating on the second anniversary of the effective date of his termination pursuant to Section 6.1 (the “Restrictive Period”), he shall not, directly, indirectly or beneficially, in his individual capacity or as a partner, member, employee, agent, officer, director, investor, consultant, independent contractor, joint venture or stockholder (except (i) as a holder of not more than one percent (1%) of any class of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market so long as Employee does not actively participate in the management or business of such entities or (ii) as a direct or indirect holder of an equity interest in Company or Holdings) of any other individual, partnership, corporation, limited liability company, trust or any other entity (collectively “Person”), or in any other capacity, other than at the direction of, and on behalf of, Company, Compete (as defined below) with any Company Group Member or any of their respective successors or assigns. For purposes of this Agreement, “Compete” shall mean: (i) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of his name by, or work for, or provide consulting, financial or other assistance to, or be connected in any manner with, a business or business activities identical or substantially similar to the Business or any other business engaged in by any Company Group Member during the one (1) year period preceding the effective date of Employee’s termination of employment (a “Competitive Business”) within the United States of America (the “Territory”); or (ii) to assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a Competitive Business within the Territory. Notwithstanding any provisions to the contrary contained in this Agreement, the Restrictive Period shall be extended for the period of time Employee violated, breached or threatened breach of any of the respective covenants and agreements contained in Article VIII of this Agreement. Employee and Company agree that the definition of Compete and Competitive Business, the geographic scope of the Territory and the duration of the Restrictive Period are reasonable. For purposes of this Agreement, the “Business” shall mean the business of the business of designing, developing, operating and marketing digital imaging photographic technologies and applications, focusing on: (i) the operation of digital imaging portrait studios in freestanding locations and within retail chain store locations; and (ii) the development, design and useful application of digital imaging components, processes, software and source code (relating primarily to photographic, printing and sales systems) for use in digital imaging portrait studios and the provision of professional portraiture services.
     8.1.2. Employee covenants that, during the Restrictive Period, Employee will not knowingly, directly or indirectly:
     (i) employ or retain as an independent contractor, employee or consultant any Person who was employed or retained by any Company Group Member or any of their respective successors or assigns during the three (3) year period ending on the effective date of Employee’s termination, or
     (ii) solicit or encourage any such Person to terminate such Person’s employment or retention by any Company Group Member or any of their respective successors or assigns, including, without limitation, in connection with becoming employed or retained by Employee or any other Person to perform the same or similar services related to the activities that such Person performed for the Company Group.
     8.1.3. Employee covenants that, during the Restrictive Period, Employee will not, directly or indirectly:
     (i) solicit, contact or deal with any Person that was a customer or client of Company or any Company Group Member or their respective successors or assigns during the three (3) year period ending on the effective date of Employee’s termination for the direct or indirect purpose of providing services or products to such customer or client, which services or products are competitive with or similar to one or more services or products provided by Company or any Company Group Member; or
     (ii) solicit, contact or deal with or attempt to solicit, contact or deal with any prospective customer or client of Company or any Company Group Member or any of their respective successors or assigns for the direct or indirect purpose of providing services or products to such prospective customer or client, which services or products are competitive with one or more services or products provided by any Company Group Member. For this purpose, a prospective customer or client is any Person that any Company Group Member has taken concrete steps to solicit during the three (3) year period ending on the effective date of Employee’s termination and who is known, or reasonably should have been known, by Employee to have been contacted for such purpose.
     8.1.4. Employee covenants that he will not, directly or indirectly, make or publish, verbally or in writing, any statements concerning the Company Group and/or its employees or representatives which statements are or reasonably may be construed as being injurious or inimical to the best interests of the Company Group, including, but not limited to, statements alleging that the Company Group and/or its employees or representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical, except pursuant to a subpoena or order issued by a court of competent jurisdiction (provided that Employee shall (a) immediately give Company notice of the circumstances surrounding such compelled disclosure in order to provide Company an opportunity to seek an appropriate protective order with respect thereto, and (b) in no event make disclosure before the expiration of the compliance date set forth in the subpoena or other request for production)
     8.1.5. Employee acknowledges that his employment with Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that relates to the business of the Company Group or any other party with whom such entities agree to hold information of such party in confidence (“Confidential Information”). Such Confidential Information includes, but is not limited to, confidential techniques, know-how, financial information, copyrights, patents, trademarks, trade names, slogans, logos, designs, service marks, computer software programs, databases, magnetic media, systems, source code and programs, trade secrets, business lists, customer lists, client lists, supplier lists, employee personnel files, engineering data, logs, consultants’ reports, budgets, ratings, forecasts, format strategy, financial reports and projections, tapes and electronic data processing files, accounting journals and ledgers, accounts receivable records and sales, operating, marketing and business plans. Employee stipulates and agrees that such Confidential Information is the sole and exclusive property of Company (or the respective Company Group Member, or such customers, clients, or vendors, as the case may be), that such Confidential Information is confidential and proprietary, and that the unauthorized use or disclosure of such Confidential Information would seriously and irreparably damage the business of any Company Group Member. At all times during the Restrictive Period and thereafter, Employee will keep and hold all such Confidential Information in strict confidence and trust, and will not in any fashion, form or manner, either directly or indirectly, use, disclose, divulge or communicate to any Person any of such Confidential Information, except pursuant to a subpoena or order issued by a court of competent jurisdiction (provided that Employee shall (a) immediately give Company notice of the circumstances surrounding such compelled disclosure in order to provide Company an opportunity to seek an appropriate protective order with respect thereto, and (b) in no event make disclosure before the expiration of the compliance date set forth in the subpoena or other request for production). Confidential Information shall not include any information or material (A) to the extent that such information or material is filed with any governmental agency on a non-confidential basis or (B) is or becomes generally available to the public other than as a result of a wrongful disclosure by (x) a person otherwise bound to the provisions hereof, or (y) any person bound by a duty of confidentiality or similar duty owed to the Company Group. Upon the termination of Employee’s employment with Company, he will promptly deliver to Company all documents and materials of any nature pertaining to the Company Group or its respective businesses and will not take with his any documents or materials or copies thereof containing any Confidential Information.
     8.2. Enforcement; Remedies. Employee covenants, agrees and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Article VIII hereof will result in immediate and irreparable injury to the Company Group, Company (and any Company Group Member) shall be entitled to an injunction restraining Employee from any violation of and covenants and agreements contained in Article VIII hereof to the fullest extent allowed by law. Employee further acknowledges, covenants and agrees that his compliance with the provisions of Article VIII of this Agreement are conditions precedent to his right to receive any severance pay from Company and that, if he breaches any such provisions, he shall not, notwithstanding any provision in the Agreement to the contrary, be entitled to receive any severance pay from Company under this Agreement that has not already been paid to him and that he shall have to return immediately any and all severance pay previously paid to him by Company pursuant to this Agreement. Employee further covenants and agrees that (i) in the event of a breach or violation of any of the respective covenants and agreements contained in Article VIII hereof, Company (or any Company Group Member) shall be entitled to receive all such amounts to which they would be entitled as damages under law or at equity, and (ii) in the event of a threatened breach of any of the respective covenants and agreements contained in Article VIII hereof, Company (and each Company Group Member) shall be excused from making any further payments or distributions to Employee pursuant to any provision of this Agreement (and any other agreement involving any Company Group Member) or with respect to the common stock issued to Employee upon exercise the Stock Options until Employee shall cease threatening breach of his respective covenants and agreements contained in Article VIII hereof and Company shall have received reasonable assurances from Employee that he will not breach same, at which time the previously suspended payments or distributions shall, except to the extent provided herein, be made to Employee, which amounts shall be reduced by the damages suffered by the Company Group. Nothing herein shall be construed as prohibiting a Company Group Member from pursuing any other legal or equitable remedies that may be available to it for any such breach, including the recovery of damages from Employee. If any Company Group Member files suit to enforce, enjoin the enforcement, interpret or determine the scope of the covenants contained herein, the prevailing party in such suit shall be entitled to recover, in addition to all other damages or remedies provided for herein, its costs incurred in prosecuting or defending said suit, including reasonable attorneys’ fees.
     8.3. Construction. Employee hereby expressly acknowledges and agrees as follows:
     (i) the covenants set forth in Article VIII are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company Group in connection with its business which Employee agrees, pursuant to this Agreement, to assist in maintaining and developing; and
     (ii) each of the covenants set forth in Article VIII is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction, and that the invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.
     In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof of any such covenant, or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision. This Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provisions has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.
ARTICLE IX
MISCELLANEOUS
     9.1. Arbitration. Employee and Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in Charlotte, North Carolina in accordance with the employment rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys’ fees and expenses) of any such arbitration.

     9.2. Absence of Conflicting Agreements and Obligations. Employee represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by Company, or his ability to compete freely with any other Person.
     9.3. Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.
     9.4. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
     9.5. Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets.
     9.6. Indemnification and Reimbursement of Payments on Behalf of Employee. Company shall be entitled to deduct or withhold from any amounts owing, payable or distributable to Employee from Company any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation, payments or distributions from Company or Holdings, including, without limitation, wages, bonuses, and distributions. At the discretion of the Board, the amount required to be withheld may be withheld in cash or property from such remuneration or distributions, as the case may be. Employee further agrees that, in the event Company does not make such deductions or withholdings on Employee’s behalf, Employee shall indemnify Company for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.
     9.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the employment of Employee with Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.
     9.8. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

     9.9. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by registered first class mail, postage prepaid return receipt requested, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt, to the following addresses, or such other addresses as any party shall notify the other parties:
     If to Company:
Portrait Innovations, Inc.
2016 Ayrsley Town Boulevard, Suite 200
Charlotte, North Carolina 28273
Attention: John Grosso, Chief Executive Officer
with copies to (which copies shall not constitute notice):
Alston & Bird LLP
Bank of America Plaza
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280-4000
Attention: Lee R. Rimier, Esq.
     If to Employee:
Robert Venetucci
5 Warren Court
Monroe Township, NJ 08831
     9.10. Employee’s Cooperation; Release. Employee shall cooperate with the Company Group in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by any Company Group Member (including, without limitation, Employee being available to any Company Group Member upon reasonable notice for interviews and factual investigations, appearing at any Company Group Member’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group all pertinent information and turning over to the Company Group all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). The Company Group shall reimburse Employee for reasonable travel expenses (including lodging and meals, upon submission of receipts) in connection with his compliance with this Section 9.10.
     9.11. Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.
     9.12. Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.
     9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

     9.14. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws.
     9.15. Construction of Terms. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female references.
Signatures Appear on the Following Page

     In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the Effective Date.

Portrait Innovations, Inc.
By:	/s/ John Grosso
	Name:	John Grosso
	Title:	Chief Executive Officer and President
	Date:	November 5, 2009

/s/ Robert Venetucci
Robert Venetucci
Date: 12/1/09